UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Soliciting Material Under Rule 14a-12
Alliance Semiconductor Corporation
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
B. Riley & Co., Inc.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
THAN THE REGISTRANT)

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     Representatives of B. Riley & Co., Inc. made the following notes on a letter sent by Alliance Semiconductor Corporation (the “Company”) to its stockholders. These notes were for use in meetings with certain investors. Bold-type font indicates Riley notes regarding portions of the Company’s letter (shown in regular font).
A history of overly optimistic outlooks and guidance:
     You have likely received solicitations from Bryant R. Riley and B. Riley & Co., Inc. (collectively, “Riley & Co.”). Riley & Co. recently took a position in the common stock of Alliance Semiconductor Corporation (“Alliance” or the “Company”), and is now seeking to influence and gain control of Alliance through a hostile proxy fight to replace our Board of Directors with its hand picked slate of directors. We, a majority of your Board of Directors, oppose the Riley & Co. solicitation and strongly urge you to evaluate it with great care and caution.
Riley & Co. — A Short-Term Investor Seeking A Quick Profit
     Riley & Co. seeks to portray itself as a long-term stockholder and an independent stockholder advocate whose primary interest is to enhance value for all of the Alliance stockholders. However, we believe this message is not an accurate portrayal for the following reasons:
1)	Riley & Co. has held shares in Alliance for less than four months, having first purchased Alliance stock for its own account in late May 2005. In addition, since first acquiring shares of Alliance’s stock for its own account, Riley & Co. has engaged in a pattern of both purchasing and selling such shares.
We initiated coverage on Alliance with a buy rating in April, 2001 and were the number one trader in the stock trading over 20 million shares until we discontinued coverage on January 1, 2005. B. Riley owned shares for a significant period during that time and was openly critical of Management’s commitment to the semiconductor operations.
10-22-04 B. Riley & Co Report
•	Even though the company continues to trade at a negative EV, management believes its cash is best used at this time to try to grow the business
•	Regarding ALSC’s business, Analog Mixed Signal remains the sole bright spot and was the only segment up sequentially. We believe the SRAM business has some prospects, especially if demand from networking and communication customers ever resumes materially. System Solutions, however remains challenged, and we believe management should consider divesting this business that generated just $780K in revenues during the quarter but consumed more that 30% of the company’s cash to operate.
10-08-04 B. Riley & Co Report
•	We believe the company’s system logic segment is particularly challenged, surviving on just one high volume product—the bridge—that is shipping to one primary customer, Cisco. The company does have a much-needed PCIe-HT bridge solution under development and has some further promise down the road when RPR networks (IEEE 802.17) begin to be deployed. However, we believe management needs to take a hard look at whether it makes sense to keep this high-operating cost systems business as part of the company. In our opinion, the business line makes more sense as part of a larger enterprise suchas a PMCS or VTSS.
Additionally we have not sold a share of Alliance position for our own accounts.
2)	In its Schedule 13D filed with the Securities and Exchange Commission in late June 2005 (“Schedule 13D”), Riley & Co. stated it had accumulated shares in the Company because it had “desire[d] to improve the Issuer’s results of operations.” Yet at the same time, Riley & Co. sent a letter to our Chairman of the Board and Chief Executive Officer expressing its belief that “ALSC should consider selling or closing its traditional business and sell its investment holdings, distributing the proceeds to shareholders.”
We have been EXTREMELY clear on this issue. Our expectations are that the business should not be part of Alliance and shareholders will be better served with a sale or liquidation. However, for us not to evaluate the business and attempt to improve it in the meantime would not be prudent.
     As we outlined recently, the Special Committee of your Board of Directors in fact has initiated a plan to not only liquidate the Company’s United Microelectronics Corporation (“UMC”) holdings, but also to take action and maximize value with respect to the Company’s interests in Alliance Ventures Management (“AVM”). The Special Committee has taken additional actions which we believe strengthen the Company’s semiconductor operations.
We do not believe the steps the Company has taken go far enough. They continue to believe that the best course of action is to invest in a business that has lost over $200 million in the past 5 years. We are also concerned that the company will desperately sell Alliance Ventures Management to a distressed bidder who is capitalizing on the Board’s current desperation to save their Board seats by acting too quickly.
     Nevertheless, Riley & Co. has commenced a hostile proxy contest even though our actions are consistent with the belief held by Riley & Co. that Alliance should “sell its investment holdings,

distributing the proceeds to shareholders.” Furthermore, Riley & Co. acknowledges that its nominees “have not reached a conclusive plan to sell or terminate the Company’s traditional business.”
     Riley & Co. has a history of taking small investment stakes in public companies and engaging in proxy solicitations. With respect to some of these companies, Riley & Co. has attempted to take control of the company to effect cash distributions, asset sales, liquidation and/or dissolution. For instance, Riley & Co. would like you to believe that what it did with Celeritek, Inc. (now known as CTK Windup Corporation) is a good solution for Alliance Semiconductor. It boasts that in the process of liquidating and dissolving Celeritek, it distributed over $8.00 per share in cash to Celeritek shareholders, as compared to the company’s $6.00 per share trading price when Riley & Co. started its proxy fight. What Riley & Co. is not telling you is that in the two year period prior to when it took a position in Celeritek stock during the fourth quarter of 2002, the average quarterly share price of the company ranged from almost $50.00 to $12.00. For investors that invested in the company at $6.00 per share, an $8.00 per share distribution might indeed be a good return. However, for the Celeritek stockholders who invested in the company while its stock was trading above $8.00 per share such actions probably resulted in a net loss.
Over 70% of shareholders who voted in this special meeting voted our slate. Our orderly liquidation resulted in a solid return for investors at a time when the company’s significant competitors, Skyworks, Anadics and RF Microwave all depreciated.
They do not mention Aldila, which has had a 1400% appreciation since Board Membership and we continue to own over 60% of our position over 6 years after accumulating it.
     Based on Riley & Co.’s purchase history disclosed in its Schedule 13D, we understand Riley & Co. has acquired its shares of the Company’s stock at prices between $1.50 to $3.00 per share. For Riley & Co., if it can liquidate and dissolve the Company and make a distribution above $3.00 per share, that would be a healthy return for its investment. For many of our loyal long-term stockholders that have supported us through the years, however, such a return would be a substantial disappointment. You should not let a short-term profiteer make a quick buck by taking advantage of the depressed market price of the Company’s stock. We believe our plan will enable stockholders to realize an appropriate and fiscally responsible short-term benefit while maintaining our ability to deliver a better long-term return to stockholders.
Given recent and historical events, we believe this Company will ultimately spend all of its money trying to build a semiconductor business at the expense of shareholders. The “loyal long-term stockholders” have seen their value decimated. We were long–term holders for over 3 years and watched as the company destroyed shareholder value. It is time to realize maximum value and the current Board is not the right Board to do it.
Riley & Co. — A Short-Term Investor Without A Clearly Defined Plan
     Riley & Co. asks that you hand over control of Alliance before it can provide to you a clear business plan. Riley & Co. has stated that it will study the Company’s information and “formulate a plan” after it has gained control of the Company. We doubt whether any plan Riley & Co. might later formulate would be superior to the plan of action that the Company has currently initiated. We believe that electing Riley & Co.’s nominees will be detrimental to the Company.
     In addition, we believe that Riley & Co.’s aggressive proxy fight tactics have harmed our ability to attract and retain talented employees and build long-term relationships with our clients, which are the critical building blocks of value for this Company. Handing over control of the Company to someone who has yet to “formulate a plan” will, in our opinion, only further damage the Company’s crucial relationships and competitive position in a manner detrimental to your interest as a stockholder of this Company. Based on its actions and the lack of a clearly articulated plan, we do not believe Riley & Co. and its director nominees would seek to maximize value for all of Alliance’s stockholders.
Stay with the Team That Understands Alliance and Has A Plan
     As evidenced by the Company’s actions, we already have begun to implement most of the recommendations that Riley & Co. suggests it might do if it gained control of the Company and formulated a plan with respect to the Company’s securities holdings and AVM. We have chosen to initiate these steps to help our stockholders realize the value of the Company’s investments and to distribute that value in a reasonable and timely manner.
     Riley & Co.’s failure to identify any practicable action items beyond what the Company is currently doing or has previously considered speaks volumes about the likelihood that its nominees will add value to your Board of Directors. It appears to us that the Riley & Co. slate will not add any incremental value to your Board, and instead will be costly to the Company in terms of disruption, loss of business continuity, focus, experience and expertise.
     Moreover, certain of Riley & Co.’s statements in support of its nominees demonstrate a naïveté which makes us wonder about their qualifications. For instance, in its proxy statement, Riley & Co. criticizes the Board for “spending money and time hiring an investment bank” to liquidate the Company’s UMC holdings and evaluate the best mechanism through which to accomplish a material sale or distribution of the Company’s interests in AVM. Riley & Co. appears to be missing the fact that there are a number of complex tax, regulatory and contractual matters that need to be considered as part of our plan to liquidate certain assets and transfer value to our stockholders. Without careful analysis and strategic planning, a material sale or distribution of the Company’s interest in AVM may trigger unnecessary financial, tax and other legal issues for the Company and our stockholders. Either Riley & Co. is aware of the various complexities that must be considered, in which case its criticism is not honest; or Riley & Co. is not aware that such complexities exist, in which case we believe it does not have the experience to deal with these matters properly.
     In addition, Riley & Co. suggests that the Company’s investments could be worth significantly more than what is stated in the Company’s financial statements. But as Riley & Co. knows, the Company’s financial statements are prepared in accordance with generally accepted accounting principles of the United States (GAAP), as is required by law. GAAP requires that the Company record its non-marketable AVM investments on its balance sheet at the lower of cost (with certain adjustments) or market. The Company acknowledges that certain of its AVM investments are worth more than the amount reflected on the Company’s balance sheet, and as a result, we are committed to obtaining the highest value for the Company and our stockholders in connection with any material sale or distribution of the Company’s interest in AVM.
We offered to meet with the Company on numerous occasions but were rebuffed. Our difference of opinion is clear and represents a different path...it is time to stop losing money on the current business and the current Board and management have not demonstrated the ability to accomplish this goal. Our Board is experienced and has been successful in implementing change in the past. Hiring Needham to recommend what should have been done long ago is wasteful. Again we would refer to our experience with Aldila and Celeritek, two relevant and real-time examples.
Regarding Alliance Venture, the company has made little if no attempt to illustrate to shareholders the value and progress of the businesses. We believe shareholders are entitled to more information regarding THEIR holdings and will seek to provide as much clarity on this portfolio as possible
Protect Your Stockholder Interests By Voting the WHITE Proxy Card
     In our view, Riley & Co. and its nominees have not formulated a plan for the stockholders of the Company, and its actions indicate that it is not interested in serving the interests of all stockholders. After all, why would Riley & Co. claim, as it did in its Schedule 13D, that it acquired shares in the Company to improve the results of operations and then immediately initiate an expensive proxy fight with the goal of shutting down the Company’s business and liquidating its assets?
     It is our opinion that Riley & Co. has started this fight only to further Mr. Riley’s short-term personal financial interests.
     Please protect your interests by supporting the majority-independent incumbent Board of Directors of Alliance and our plan to both maximize near-term stockholder value and to further develop the long-term value of the Company, most importantly, for the benefit of all stockholders.
     We thank you for your continued support.
Sincerely yours,
N. Damodar Reddy
Chairman of the Board, President
Chief Executive Officer and Interim Chief Financial Officer
Sanford L. Kane
Lead Independent Director
Gregory E. Barton
Director
Juan A. Benitez
Director